Exhibit (l)(4)


                               PURCHASE AGREEMENT


      AmSouth Mutual Funds (the "Group"), a Massachusetts business trust, hereby offers Winsbury Associates ("Winsbury"), an Ohio partnership, and Winsbury hereby purchases 1 series L unit of beneficial interest ("Share"), representing interest in the AmSouth Florida Tax-Free Bond Fund at a price of $10.00 per Share. Winsbury hereby acknowledges purchase of the Share and the Group hereby acknowledges receipt from Winsbury of funds in the amount of $10.00 in full payment for the Share.

      Winsbury represents and warrants to the Group that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _______ day of ________________, 1994.



ATTEST:                                  AMSOUTH MUTUAL FUNDS


                                         BY:   /s/ J. David Huber
------------------------------------          -------------------
                                               J. David Huber


ATTEST:                                  WINSBURY ASSOCIATES


                                         BY:   /s/ Stephen G. Mintos
------------------------------------          ----------------------
                                               Stephen G. Mintos